Exhibit 99.3

FOUNTAIN HEALTHY AGING, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

On June 2, 2021, Fountain Healthy Aging, Inc. (“FHAI”) and FHAI’s subsidiary Shenzhen Wei Lian Jin Meng Electronic Commerce Limited entered into an equity transfer agreement with the Ms. Zhu Hong, who is the majority shareholder of FHAI and the sole owner of Shenzhen Nainiang Wine Industrial Co. Ltd. (“Nainiang Wine”) directly and indirectly, under which the FHAI group agreed to acquire 99% ownership of Shenzhen Nainiang Wine Industrial Co. Ltd.. The financial statements included herein present the financial position, results of operations and cash flows of Nainiang Wine for the year ended December 31, 2020.

FHAI agreed to issue 9,281,577 ordinary shares in exchange for 99% ownership of Nainiang Wine, and the shares is scheduled to be issued in the third quarter of 2021.

The operational control of Nainiang Wine passed to FHAI and all assets of Nainiang Wine were acquired by FHAI effective June 3, 2021. FHAI does not account for the remaining 1% non-controlling interest held by Ms. Zhu Hong as Ms. Zhu Hong is the common controlling shareholder for both the acquirer and the acquiree.

There were no significant accounting policy differences or other items which required adjustment in the accompanying unaudited pro forma combined financial statements.

The accompanying unaudited pro forma combined balance sheet gives effect to the acquisition as if it had been consummated on December 31, 2020. The accompanying unaudited pro forma combined statements of income for the year ended December 31, 2020, give effect to the acquisition as if it had been consummated on January 1, 2020.

The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of Nainiang Wine (included herein) as well as those of FHAI. The unaudited pro forma combined financial statements do not purport to be indicative of the financial position or results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that FHAI believes are reasonable.

FOUNTAIN HEALTHY AGING, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

	FHAI	Nainiang Wine	Pro Forma Adjustments		Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$61,517	$2,191	$			$63,708
Accounts receivables	-	212,664				212,664
Other receivables	101,432	-				101,432
Inventory	66,037	-				66,037
Prepayment	133,646	-				133,646
Amount due from related parties	142,450	611,064		(10,768)	(b)	742,746
Total current assets	505,082	825,919				1,320,233

Non-current assets:
Property, plant and equipment, net	$87,333	$340,286	$			$427,619
Operating lease right-of-use assets	383,203	-				383,203
Total non-current assets	470,536	340,286				810,822
Total assets	975,618	1,166,205				2,131,055

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$134,842	$77,332	$			$212,174
Income tax payables	31,774	170,516				202,290
Other payables and accruals	336,604	61,852				398,456
Deferred revenue	27,648	95,316				122,964
Amount due to related parties	1,097,152	35,842		(10,768)	(b)	1,122,226
Current operating lease liabilities	319,697	-				319,697
Total current liabilities	1,947,717	440,858				2,377,807

Non-current liabilities:
Deferred revenue	-	94,254				94,254
Non-current operating lease liabilities	63,506	-				63,506
Total non-current liabilities	63,506	94,254				157,760
Total liabilities	2,011,223	535,112				2,535,567

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
Series A preferred Stock	$1,000	$-	$			$1,000
Common stock	6,000	-		93	(a)	6,093
Additional paid-in capital	(15,146)	-		631,000	(a)	615,854
Foreign currency translation reserves	(54,091)	33,826		(33,826)	(a)	(54,091)
Statutory reserves	-	94,664		(94,664)	(a)	-
Retained earnings	(973,368)	502,603		(502,603)	(a)	(973,368)
Total equity (deficit)	(1,035,605)	631,093				(404,512)
Total liabilities and equity	975,618	1,166,205				2,131,055

See accompanying notes to unaudited pro forma combined financial statements.

FOUNTAIN HEALTHY AGING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

	FHAI	Nainiang Wine	Pro Forma Adjustments		Notes	Pro Forma
REVENUES	$1,194,427	$1,861,039	$			$3,055,466

COST OF REVENUES	(176,393)	(864,243)				(1,040,636)

GROSS PROFIT	1,018,034	996,796				2,014,830

Selling and marketing	(108,364)	(135,778)				(244,142)
General and administrative	(1,519,552)	(63,891)				(1,583,443)
Total operating expenses	(1,627,916)	(199,669)				(1,827,585)

INCOME (LOSS) FROM OPERATIONS	(609,882)	797,127				187,245

OTHER INCOME (EXPENSES), NET	1,705	(332)				1,373

INCOME (LOSS) BEFRE INCOME TAXES	(608,177)	796,795				188,618

INCOME TAXES	(19,693)	(199,528)				(219,221)
NET INCOME (LOSS)	(627,870)	597,267				(30,603)

Foreign currency translation difference	(58,638)	33,826				(24,812)
TOTAL COMPREHENSIVE INCOME (LOSS)	(686,508)	631,093				(55,415)

NET LOSS PER SHARE
BASIC	$(0.001)					$(0.000)
DILUTED	$(0.001)					$(0.000)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	600,034,500			9,281,577		609,316,077
DILUTED	600,034,500			9,281,577		609,316,077

See accompanying notes to unaudited pro forma combined financial statements.

FOUNTAIN HEALTHY AGING, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The business combination was accounted for under common control in accordance with ASC Topic 805, Business Combinations. The pro forma combined financial statements do not necessarily reflect what the combined financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma adjustments are based on management preliminary estimates and assumptions that are subject to change.

(a)	To record the share consideration to be paid for the acquisition of 99% of the equity of Nainiang Wine.

(b)	To eliminate the balances between FHAI and Nainiang Wine.

3.	EARNINGS PER SHARE

The following table illustrates the calculation of pro forma earnings per share:

Year ended December 31, 2020
Pro forma net loss	$30,603

Weighted-average shares outstanding:
Pro forma shares	609,316,077

Earnings per share
Basic and diluted	$0.000

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